PROSPECTUS Dated May 5, 1999                      Pricing Supplement No. 55 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-75289
Dated May 6, 1999                                         Dated March 23, 2000
                                                                Rule 424(b)(3)

                                  $16,400,000
                       Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                                   ----------

                   2% Exchangeable Notes due March 30, 2007
                  Exchangeable for Shares of Common Stock of
                         Seven Financial Institutions

                                   ----------

Beginning April 30, 2000, you will be able to exchange your notes for a basket of shares of the common stock of seven financial institutions, which we refer to as the basket stocks, subject to our right to call all of the notes on or after March 28, 2002.

     o    The principal amount and issue price of each note is $1,000.

     o We will pay interest at the rate of 2% per year on the $1,000 principal amount of each note. Interest will be paid semi-annually on each March 30 and September 30, beginning September 30, 2000.

     o The basket consists of a fixed number of shares of each basket stock, which we refer to as the exchange ratio. The exchange ratio for each basket stock is calculated so that the value of that basket stock is an equally-weighted proportion of the initial basket value at the time we priced the notes on March 23, 2000. The exchange ratio of any basket stock will remain constant for the term of the notes unless adjusted for certain corporate events. The initial basket value is $863.93, based on the market prices of the basket stocks at the time we priced the notes on March 23, 2000.

     o Beginning April 30, 2000, you will have the right to exchange each note for the number of shares of each of the basket stocks as provided by the exchange ratio for that basket stock. If you exchange, we will have the right to deliver to you either the actual shares of the basket stocks or the cash value of such shares. You will not be entitled to any accrued but unpaid interest.

     o Beginning March 28, 2002, we have the right to call all of the notes and pay to you the call price of $1,000. However, if the sum of the products of the market price of each basket stock and its exchange ratio on the last trading day before we send our call notice is equal to or greater than the call price, we will deliver to you shares of each basket stock equal to its exchange ratio per note instead.

     o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. If we notify you that we will be delivering the basket stocks on the call date, rather than the call price in cash, you will still be able to exercise your exchange right on any day to and including the fourth scheduled trading day immediately preceding the call date.

     o    If you hold the notes to maturity, we will pay $1,000 per note to you.

     o The issuers of the basket stocks are not involved in this offering of the notes in any way and will have no financial obligation with respect to the notes.

     o We will apply to list the notes on the American Stock Exchange LLC, subject to meeting its listing requirements.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.

                        -------------------------------
                        PRICE 100% AND ACCRUED INTEREST
                        -------------------------------

              Price to Public    Agent's Commissions    Proceeds to Company
              ---------------    -------------------    -------------------
Per Note.....      100%                 0.25%                 99.75%
Total........   $16,400,000            $41,000              $16,359,000

                          MORGAN STANLEY DEAN WITTER

                      (This page intentionally left blank)

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                              The Notes

Each note costs $1,000        We, Morgan Stanley Dean Witter & Co., are offering
                              you 2% Exchangeable Notes due March 30, 2007, which you may exchange for a basket of shares of common stock of seven financial institutions beginning on April 30, 2000. We refer to the shares of common stock of the seven financial institutions as the basket stocks. The principal amount and issue price of each note is $1,000. If you hold the notes to maturity, which is March 30, 2007, we will pay $1,000 per note to you.

2% interest on the            We will pay interest on the notes, at the rate of
principal amount              2% of the principal amount per year, semi-annually
                              on each March 30 and September 30, beginning
                              September 30, 2000.

                              Your Exchange Right

The initial basket            Beginning April 30, 2000, you may exchange each
value is $863.93              note for a number of shares of each basket stock
                              equal to its exchange ratio. The exchange ratio for each basket stock is calculated so that the value of that basket stock is an equally-weighted proportion of the initial basket value at the time we priced the notes on March 23, 2000. The exchange ratio with respect to each basket stock will remain constant for the term of the notes unless adjusted for certain corporate events relating to the issuer of that basket stock. The initial basket value is $863.93, based on the market prices of the basket stocks at the time we priced the notes on March 23, 2000.

                              When you exchange your notes, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of each of the basket stocks you will receive based on the principal amount of the notes you exchange and the exchange ratio of each basket stock as it may have been adjusted through the exchange date.

                              To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                              o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                              o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                              o deliver your note certificate to The Chase Manhattan Bank, as trustee for our senior notes, on that day.

                              If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

We can choose to pay to       We will pay to you, at our option, within 3
you cash or shares            business days after you give us your Official
if you elect to exchange      Notice of Exchange, either:
your notes
                              o   shares of the basket stocks, or

                              o   the cash value of such shares.

                              We will not pay any accrued but unpaid interest if you elect to exchange your notes.

                              Our right to call the notes may affect your ability to exchange your notes.

Our Call Right                Beginning March 28, 2002, we have the right to
                              call all of the notes. If we call the notes, we will do the following:

                              o send a notice announcing that we have decided to call the notes;

                              o specify in the notice a call date when you will receive payment in exchange for delivering your notes to the trustee; that call date will not be less than 30 or more than 60 days after the date of the notice; and

                              o specify in the notice the number of shares of each basket stock or the call price in cash that we will pay to you in exchange for each note, as explained in the next paragraph.

We may call the notes         On the last trading day before the date of our
for stock or cash,            call notice, the calculation agent will determine
depending on the price        the aggregate value of the shares of the basket
of the basket stocks          stocks that a noteholder would receive upon
                              exchange of a note. The sum of those values is referred to as the basket value. If the basket value is less than the call price of $1,000, then we will pay the call price to you in cash. If we notify you that we will give you cash on the call date, you will no longer be able to exercise your exchange right.

                              If, however, the basket value as so determined is equal to or greater than the call price, then we will deliver the shares of the basket stocks instead on the call date. In that case, you will still have the right to exercise your exchange right on any day to and including the fourth scheduled trading day immediately preceding the call date.

Basket Stocks                 The following table sets forth the basket stocks,
                              the ticker symbol of each basket stock on the New
                              York Stock Exchange, Inc., the proportion of the initial basket value represented by each basket stock, the initial market price of each basket stock at the time we priced the notes on March 23, 2000, the exchange ratio of each basket stock and the initial value of the aggregate shares of each basket stock contained in the basket at that time:

                                 Proportion
                                Represented    Initial
                                 in Initial     Stock      Exchange     Initial
Issuer of Basket Stock  Ticker  Basket Value    Price       Ratio        Value
----------------------  ------  ------------    -----       -----        -----
Chase Manhattan Corp.    CMB       1/7th        $97.4375   1.26664     $123.4182
Fleet Boston Corp.       FBF       1/7th        $36.8213   3.35183     $123.4187
Fifth Third Bancorp     FITB       1/7th        $63.2491   1.95131     $123.4186
Firstar Corporation      FSR       1/7th        $23.1830   5.32367     $123.4186
Wachovia Corp.           WB        1/7th        $65.5809   1.88193     $123.4187
Comerica Inc.            CMA       1/7th        $43.9818   2.80613     $123.4186
Wells Fargo & Company    WFC       1/7th        $41.3941   2.98155     $123.4186

                              The exchange ratio of each basket stock indicates the number of shares of such basket stock, given the market price of the basket stock, required to be included in the calculation of the initial basket value so that each basket stock represents an equally-weighted proportion of the initial basket value. The exchange ratios will remain constant for the term of the notes unless adjusted for certain corporate events. See "Adjustments to the Exchange Ratios and the Basket."

The Calculation Agent         We have appointed MS & Co. to act as calculation
                              agent for The Chase Manhattan Bank, the trustee for our senior notes. As calculation agent, MS &
                              Co. will determine the exchange ratio and calculate the number of shares of basket stocks or cash that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of the basket stocks and that we describe in the section called
                              "Description of Notes--Adjustments to the Exchange
                              Ratios and the Basket" in this pricing supplement.

No Affiliation with           The issuers of the basket stocks are not
the Issuers of the            affiliates of ours and are not involved with this
Basket Stocks                 offering in any way. The notes are obligations of
                              Morgan Stanley Dean Witter & Co. and not of the issuers of the basket stocks.

More Information              The notes are senior notes issued as part of our
on the Notes                  Series C medium-term note program. You can find a
                              general description of our Series C medium-term note program in the accompanying prospectus supplement dated May 6, 1999. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate
                              Notes" and "--Exchangeable Notes."

                              Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the "Description of Notes"
                              section in this pricing supplement for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section called "Risk Factors." We urge you to consult with your investment, legal, accounting and other advisors with regards to any investment in the notes.

How to reach us               You may contact us at our principal executive
                              offices at 1585 Broadway, New York, New York 10036
                              (telephone number (212) 761-4000).

                                 RISK FACTORS

               The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to Maturity Less Than   These notes pay interest at the rate of 2% of the
Interest on Ordinary Notes    principal amount per year. This interest rate is
                              lower than the interest rate that we would pay on non-exchangeable senior notes maturing at the same time as the notes. If you exchange your notes for the basket stocks, you will not receive any accrued but unpaid interest.

Notes May Not Be              There may be little or no secondary market for the
Actively Traded               notes. Although we will apply to list the notes on
                              the American Stock Exchange LLC, the listing has not been approved. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS &
                              Co. currently intends to act as a market maker for the notes, but is not required to do so.


Market Price of Notes         Several factors, many of which are beyond our
Influenced by Many            control, will influence the value of the notes,
Unpredictable Factors         including:

                              o   the market price of each of the basket stocks

                              o the volatility (frequency and magnitude of changes in price) of each of the basket stocks

                              o   the dividend rate on each of the basket stocks

                              o economic, financial, political and regulatory or judicial events that affect stock markets generally and which may affect the market price of any one of the basket stocks or of the basket as a whole

                              o   interest and yield rates in the market

                              o the time remaining until (1) you can exchange your notes for stock, (2) we can call the notes and (3) the notes mature

                              o   our creditworthiness

                              Some of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the market price of the basket is at, below or not sufficiently above the price of the basket at pricing or if market interest rates rise.

                              You cannot predict the future performance of any of the basket stocks or of the basket as a whole based on their historical performance.

No Affiliation with           We are not affiliated with any of the issuers of
the Issuers of the Basket     the basket stocks. We or our subsidiaries may
Stocks                        presently or from time to time engage in business
                              with one or more of the issuers of the basket stocks, including extending loans to, entering into loans with, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries or providing underwriting or investment advisory services to one or more of the issuers of the basket stocks, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks. Moreover, we have no ability to control or predict the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. We or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations.
                              The issuers of the basket stocks are not involved in the offering of the notes in any way and have no obligation to consider your interest as an owner of these notes in taking any corporate actions that might affect the value of your notes.
                              None of the money you pay for the notes will go to the issuers of the basket stocks.

You Have No                   As an owner of notes, you will not have voting
Shareholder Rights            rights or the right to receive dividends or other
                              distributions or any other rights with respect to the basket stocks.

Limited Adjustments           MS & Co., as calculation agent, will adjust any of
                              the exchange ratios for certain events affecting the basket stocks, such as stock splits and stock dividends, and certain other corporate actions involving the issuers of the basket stocks, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuers of the basket stocks or anyone else makes a partial tender offer or a partial exchange offer for any basket stock.
                              If an event occurs that does not require the calculation agent to adjust the exchange rate, the market price of the notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect the basket stocks other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of those corporate events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange ratios may materially and adversely affect the market price of the notes.

Potential Conflicts of        As calculation agent, MS & Co. will calculate the
Interest between You          basket value, how many shares of the basket stocks
and the Calculation           you will receive in exchange for your notes and
Agent and Other               what adjustments should be made to the exchange
Affiliates of Ours            ratios to reflect certain corporate and other
                              events. MS & Co. and other affiliates may carry out hedging activities related to the notes or to other instruments, including trading in the basket stocks as well as in other instruments related to the basket stocks. MS & Co. and some of our subsidiaries also trade the basket stocks on a regular basis as part of their general broker-dealer businesses. We or our subsidiaries may issue other securities linked to the basket stocks. Any of these activities and MS & Co.'s affiliation with us could influence MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratios, and, accordingly, the amount of stock or cash that you receive when you exchange the notes or when we call the notes. In addition, such trading activity could potentially affect the price of the basket stocks and, thereby, the value of the basket stocks or cash you will receive upon exchange or redemption.

Tax Treatment                 You should also consider the tax consequences of
                              investing in the notes. If you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the notes, which will be higher than the 2% interest rate you will receive on the notes. In addition, any gain recognized by U.S. taxable investors on the sale, exchange or retirement of the notes will be treated as ordinary income. Please read carefully the section "Description of Notes--United States
                              Federal Taxation" in this pricing supplement and the section "United States Federal
                              Taxation--Notes--Optionally Exchangeable Notes" in the accompanying prospectus supplement.

                              DESCRIPTION OF NOTES

               Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our 2% Exchangeable Notes due March 30, 2007 (Exchangeable for Shares of Common Stock of Seven Financial Institutions). In this pricing supplement, the terms "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount...........   $16,400,000

Maturity Date..............   March 30, 2007

Specified Currency.........   U.S. Dollars

Issue Price................   100%

Interest Rate..............   2% per annum

Interest Payment Dates.....   March 30 and September 30, beginning
                              September 30, 2000

Original Issue Date
  (Settlement Date) .......   March 28, 2000

CUSIP......................   617446DT3

Minimum Denominations......   $1,000


Initial Basket Value.......   $863.93. Based on the market prices of the Basket
                              Stocks at the time we priced the notes on March
                              23, 2000, the Exchange Ratios have been initially set so that the Basket Value on such date equals the Initial Basket Value.

Basket Value..................The Basket Value, for any date, will equal the sum of the products of the Market Prices and the applicable Exchange Ratios for each Basket Stock, each determined as of such date by the Calculation Agent.

Basket .......................The basket is a weighted portfolio of the seven
                              Basket Stocks. See "Basket Stocks" below.

Basket Stocks.................The following table sets forth the Basket Stocks, the ticker symbol of the Basket Stocks on the New York Stock Exchange, Inc., the proportion of the Initial Basket Value represented by each Basket Stock, the initial Market Price of each Basket Stock at the time we priced the notes on March 23, 2000, the Exchange Ratio of each Basket Stock and the initial value of the aggregate shares of each Basket Stock contained in the Basket at that time:

                                     Proportion
                                    Represented     Initial
                                     in Initial      Stock       Exchange      Initial
Issuer of Basket Stock    Ticker    Basket Value     Price        Ratio         Value
----------------------    ------    ------------     -----        -----         -----
Chase Manhattan Corp.      CMB         1/7th         $97.4375     1.26664    $123.4182
Fleet Boston Corp.         FBF         1/7th         $36.8213     3.35183    $123.4187
Fifth Third Bancorp        FITB        1/7th         $63.2491     1.95131    $123.4186
Firstar Corporation        FSR         1/7th         $23.1830     5.32367    $123.4186
Wachovia Corp.              WB         1/7th         $65.5809     1.88193    $123.4187
Comerica Inc.              CMA         1/7th         $43.9818     2.80613    $123.4186
Wells Fargo & Company      WFC         1/7th         $41.3941     2.98155    $123.4186

                              The Exchange Ratio of each Basket Stock indicates the number of shares of such Basket Stock, given the Market Price of such Basket Stock, required to be included in the calculation of the Initial Basket Value so that each Basket Stock represents an equally-weighted proportion of the Initial Basket Value. The respective Exchange Ratios will remain constant for the term of the Notes unless adjusted for certain corporate events. See "Adjustments to the Exchange Ratios and the Basket."

Exchange Right................On any Exchange Date, you will be entitled upon
                              (i) your completion and delivery to us and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York City time on such date and (ii) delivery on such date of your Notes to the Trustee, to exchange each Note for a number of shares of each Basket Stock equal to the Exchange Ratio for such Basket Stock, subject to adjustment as described under "-- Adjustments to the Exchange Ratios and the Basket" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the Call Price in cash as described under "--Company Call Right" below.

                              If you give us your Official Notice of Exchange after 11:00 a.m. New York City time on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next succeeding Trading Day. If such next succeeding Trading Day is not an Exchange Date, you will not be able to exercise your Exchange Right with respect to your Notes.

                              Upon any such exchange, we may, at our sole option, either deliver such Basket Stocks or pay an amount in cash equal to the Basket Value on the Exchange Date, as determined by the Calculation Agent, in lieu of such shares. Such delivery or payment will be made 3 Business Days after any Exchange Date, subject to delivery of such Notes to the Trustee on the Exchange Date.

                              Upon any exercise of the Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest on the Notes. If you exchange your Notes after a record date for the payment of interest and prior to the next succeeding Interest Payment Date, the Notes that you exchange must be accompanied by funds equal to the interest Payment Date on the principal amount that you exchange.

                              We will, or will cause the Calculation Agent to, deliver such Basket Stocks or cash to the Trustee for delivery to you.

No Fractional Shares .........If upon any exchange of the Notes we deliver the
                              Basket Stocks, we will pay cash in lieu of delivering fractional shares of any Basket Stock in an amount equal to the corresponding fractional Market Price of such Basket Stock as determined by the Calculation Agent on such Exchange Date.

Exchange Ratio ...............The Exchange Ratios set forth under "Basket
                              Stocks" above are subject to adjustment for certain corporate events. See "Adjustments to the Exchange Ratios and Basket" below.

Exchange Date.................Any Trading Day that falls during the period beginning April 30, 2000 and ending on the earliest of (i) the last scheduled Trading Day prior to the Maturity Date, (ii) the fourth scheduled Trading Day immediately preceding the Call Date and (iii) in the event of a call for the Call Price in cash as described under "--Company Call Right" below, the last scheduled Trading Day prior to the Company Notice Date.

Company Call Right ...........On or after March 28, 2002, we may call the Notes, in whole but not in part, for mandatory exchange into the Basket Stocks at the applicable Exchange Ratios provided that, if the Basket Value on the Trading Day immediately preceding the Company Notice Date, as determined by the Calculation Agent, is less than the Call Price, we will (under those circumstances only) pay the Call Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise the Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price), the Basket Stocks or (in the event of a call for cash, as described above) cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such Basket Stocks or cash to the Trustee for delivery to you. You will not be entitled to any accrued but unpaid interest on the Notes.

                              On or after the Company Notice Date (other than with respect to a call of the Notes for the Call Price in cash by us) to and including the fourth scheduled Trading Day immediately preceding the Call Date you will continue to be entitled to exercise the Exchange Right and receive any amounts described under "--Exchange Right" above.

Company Notice Date...........The scheduled Trading Day on which we issue our notice of mandatory exchange, which must be at least 30 but no more than 60 days prior to the Call Date.

Call Date.....................The scheduled Trading Day on or after March 28,
                              2002 specified by us in our notice of mandatory exchange on which we will deliver the Basket Stocks or cash to holders of the Notes for mandatory exchange.

Call Price....................$1,000 per Note

Market Price..................If a Basket Stock (or any other security for which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as modified (the "Exchange Act"), on which such Basket Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if such Basket Stock (or other such security) is listed or admitted to trading on such securities exchanges), the last reported sale price of the principal trading session on the over-the- counter market as reported on the Nasdaq National Market or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause (i) or
                              (ii) of the preceding sentence because of a Market Disruption Event or otherwise, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) obtained from as many dealers in such security (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. A "security of the Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day...................A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC, the Nasdaq National Market, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note ............Book Entry, DTC

Senior Note or
Subordinated Note ............Senior

Trustee.......................The Chase Manhattan Bank

Agent for this Underwritten
Offering of Notes.............MS & Co.

Calculation Agent.............MS & Co.

                              All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                              Because the Calculation Agent is our affiliate, potential conflicts of interest may exist between the Calculation Agent and you as an owner of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratios or other adjustments or determining the Market Price or whether a Market Disruption Event has occurred. See "Adjustments to the Exchange Ratios and the Basket" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Adjustments to the Exchange
Ratiosand the Basket..........The Exchange Ratio with respect to any Basket
                              Stock and the Basket will be adjusted as follows:

                              1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio of such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

                              2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of the Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex- dividend, the Exchange Ratio of such Basket Stock will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Exchange Ratio of such Basket Stock.

                              3. There will be no adjustments to any Exchange Ratio to reflect cash dividends or other distributions paid with respect to a Basket Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to a Basket Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Market Price of such Basket Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex- dividend date"). If an Extraordinary Dividend occurs with respect to a Basket Stock, the Exchange Ratio with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on a Basket Stock described in paragraph 6 below that also constitutes an Extraordinary

                              Dividend shall only cause an adjustment to the Exchange Ratio for such Basket Stock pursuant to paragraph 6.

                              4. If the issuer of a Basket Stock is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into such Basket Stock so long as a Market Price for such Basket Stock is available. If a Market Price is no longer available for such Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of the issuer of such Basket Stock to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of such Basket Stock will equal zero for so long as no Market Price is available.

                              5. If there occurs any reclassification or change of a Basket Stock, including, without limitation, as a result of the issuance of tracking stock by the issuer of such Basket Stock, or if the issuer of such Basket Stock has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of the issuer of such Basket Stock as an entirety or substantially as an entirety, in each case as a result of which the holders of such Basket Stock shall be entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of stock of the issuer of such Basket Stock) ("Exchange Property") with respect to or in exchange for such Basket Stock, then, with respect to such Basket Stock, the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes at the then current Exchange Ratio for such Basket Stock immediately prior to any such corporate event, but without interest thereon.

                              6. If the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for such Basket Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of such Basket Stock.

                              7. No adjustments to any Exchange Ratio will be required other than those specified above. However, we may, at our sole discretion, cause the Calculation Agent to make additional changes to any Exchange Ratio upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, a Basket Stock (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk.

                              No adjustments to any Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                              The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Ratios and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                              The Calculation Agent will provide information as to any adjustments to any Exchange Ratio upon written request by any holder of the Notes.

Market Disruption Event......."Market Disruption Event" means, with respect to any Basket Stock, the occurrence or existence of any of the following events as determined by the Calculation Agent:

                                    (i) a suspension, absence or material
                                    limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the closing of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that any
                                    event described in clause (i) above
                                    materially interfered with the ability of MSDW or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                              For purposes of determining whether a Market
                              Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on any Basket Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in case of
an Event of Default ..........In case an Event of Default with respect to the
                              Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of the Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration; provided that if (x) the holder of a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or (y) we have called the Notes, other than a call for the Call Price in cash, in accordance with the Company Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the Basket Value, determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that if we have called the Notes for cash in an amount equal to the Call Price, in accordance with the Company Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the Call Price. See "--Call Price" above.

Basket Stocks;
Public Information............Each of the seven issuers of Basket Stocks is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by each of the issuers pursuant to the Exchange Act can be located by reference to its respective Commission file number. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                              The Chase Manhattan Corporation is a bank holding company organized under the laws of the State of Delaware and registered under the Bank Holding Company Act (the "BHCA") of 1956, and its Commission file number is 1-5805.

                              Fleet Boston Corporation is a diversified financial services company organized under the laws of the State of Rhode Island, and its Commission file number is 1-6366.

                              Fifth Third Bancorp is an Ohio corporation organized as a bank holding company registered under the BHCA, and subject to regulation by the Federal Reserve Board, and its Commission file number is 0-8076.

                              Firstar Corporation is a regional, multi-state bank holding company headquartered in Milwaukee, Wisconsin, and its Commission file number is 1-2981.

                              Wachovia Corporation is an interstate bank holding company providing financial services to consumers and corporations, and its Commission file number is 1-9021.

                              Comerica Incorporated is a registered bank holding company incorporated under the laws of the State of Delaware, headquartered in Detroit, Michigan, and its Commission file number is 1-10706.

                              Wells Fargo & Company is a diversified financial services company organized under the laws of Delaware and registered under the BHCA, and its Commission file number is 001-2979.

                              This pricing supplement relates only to the Notes offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described above. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the Basket Stocks (and therefore the Initial Basket Value and the Exchange Ratios) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                              Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

                              We and/or our subsidiaries may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, entering into loans with, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we and/or our subsidiaries may acquire non-public information with respect to the issuers of the Basket Stocks. The statement in the preceding sentence is not intended to affect the rights of the holders of the Notes under the securities laws. In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks. The Basket was compiled independently of any research recommendations and may not be consistent with such recommendations. As a prospective purchaser of a Note, you should undertake such independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information........The following table sets forth the published high and low Market Price during 1997, 1998, 1999 and during 2000 through March 22, 2000. The market price of each Basket Stock when we priced the notes on March 23, 2000 is set forth in the table under "Basket Stocks" above. We obtained the Market Prices listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of the Basket Stocks as an indication of future performance. We cannot give any assurance that the price of the Basket Stocks as a whole or any one or more of the Basket Stocks will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the Issue Price on any Exchange Date or Call Date.

                                                                Dividends
              Chase                   High         Low          per Share
              -----                   ----         ---          ---------
(CUSIP 16161A108)
1997
First Quarter.....................       54 13/16       43 7/16       0.28
Second Quarter....................       54 13/16       42 1/16       0.31
Third Quarter.....................       59 1/4         49 25/32      0.31
Fourth Quarter....................       63 7/32        51 3/4        0.31
1998
First Quarter.....................       69 1/16        50 15/16      0.31
Second Quarter....................       75 1/2         66 5/16       0.36
Third Quarter.....................       76 15/16       42 3/4        0.36
Fourth Quarter....................       72 1/4         40 1/8        0.36

                                     PS-18

                                                                Dividends
              Chase                        High         Low     per Share
              -----                        ----         ---     ---------
(CUSIP 1616A108)
1999
First Quarter.....................       88 15/16       68 1/8        0.36
Second Quarter....................       87 15/16       70 15/16      0.41
Third Quarter.....................       86 9/16        73            0.41
Fourth Quarter....................       88 9/16        66 1/2        0.41
2000
First Quarter (through March 22,
2000).............................       92             69 13/16      0.41


                              Historical prices have been adjusted for a 2-for-1 stock split of the common stock of The Chase Manhattan Corporation, which became effective in the third quarter of 1998.

                                                                   Dividends
          Fleet Boston                     High          Low       per Share
          ------------                     ----          ---       ---------
(CUSIP 339030108)
1997
First Quarter....................        31 3/8         24 3/4        0.225
Second Quarter...................        32 29/32       27 3/4        0.225
Third Quarter....................        35 3/8         31 11/16      0.225
Fourth Quarter...................        37 17/32       30 31/32      0.245
1998
First Quarter....................        42 17/32       34 5/16       0.245
Second Quarter...................        44 15/16       39            0.245
Third Quarter....................        44 7/32        32 25/32      0.245
Fourth Quarter...................        44 13/16       31 11/16      0.27
1999
First Quarter....................        46 3/4         37 5/8        0.27
Second Quarter...................        44 15/16       37 7/16       0.27
Third Quarter....................        44 7/8         35 1/16       0.27
Fourth Quarter...................        43 11/16       33 3/4        0.30
2000
First Quarter (through March 22,
2000)............................        35 9/16        25 3/16       0.30


                              Historical prices have been adjusted for a 2-for-1 stock split of the common stock of Fleet Boston Corporation, which became effective in the fourth quarter of 1998.

                                                                   Dividends
       Fifth Third Bancorp                High          Low        per Share
       -------------------                ----          ---        ---------
(CUSIP 316773100)
1997
First Quarter....................        39 21/64       27 9/16       0.128889
Second Quarter...................        37 53/64       31 7/32       0.146667
Third Quarter....................        43 43/64       36 23/32      0.146667
Fourth Quarter...................        55 5/64        42 3/4        0.146667
1998
First Quarter....................        57 43/64       50 35/64      0.17
Second Quarter...................        63             48 1/2        0.17
Third Quarter....................        65 7/8         51 3/32       0.17
Fourth Quarter...................        73 3/8         54 7/8        0.20
1999
First Quarter....................        75 7/16        62 15/16      0.20
Second Quarter...................        73 7/8         62 1/4        0.20
Third Quarter....................        69 11/16       59 1/8        0.24
Fourth Quarter...................        74 15/16       59 7/16       0.24

                                     PS-19


                                                                   Dividends
       Fifth Third Bancorp                High          Low        per Share
       -------------------                ----          ---        ---------
(CUSIP 316773100)
2000
First Quarter (through March 22,
2000)............................        69 7/8         45               -

                              Historical prices have been adjusted for two
                              3-for-2 stock splits of the common stock of Fifth Third Bancorp, which became effective in the third quarter of 1997 and the second quarter of 1998, respectively.

                                                                   Dividends
             Firstar                       High          Low       per Share
             -------                       ----          ---       ---------
(CUSIP 33763V109)
1997
First Quarter....................        14 61/64        9 63/64     0.066667
Second Quarter...................        14 59/64       12 61/64     0.066667
Third Quarter....................        15 11/16       14 13/64     0.066667
Fourth Quarter...................        19 21/64       15 3/8       0.066667
1998
First Quarter....................        20 27/64       17 45/64     0.076667
Second Quarter...................        21 29/64       19 47/64     0.076667
Third Quarter....................        24 1/2         18 19/64     0.076667
Fourth Quarter...................        31 5/64        19 1/16      0.10
1999
First Quarter....................        31 53/64       27 27/64     0.10
Second Quarter...................        34 9/16        26 1/4       0.10
Third Quarter....................        29 7/16        22 5/16      0.10
Fourth Quarter...................        29 3/8         20 1/4       0.1625
2000
First Quarter (through March 22,
2000)............................        24 5/8         17 1/16         -


                              Historical prices have been adjusted for two
                              3-for-1 stock splits of the common stock of Firstar Corporation, which became effective in the first quarter of 1997 and the second quarter of 1999, respectively.

                                                                   Dividends
             Wachovia                     High        Low          per Share
             --------                     ----        ---          ---------
(CUSIP 929771103)
1997
First Quarter.....................       64 1/2         54 1/2         0.40
Second Quarter....................       66 1/4         54 1/8         0.40
Third Quarter.....................       72             59 1/16        0.44
Fourth Quarter....................       83 7/16        72 1/8         0.44
1998
First Quarter.....................       85 1/8         74 5/16        0.44
Second Quarter....................       89 7/8         79 1/16        0.44
Third Quarter.....................       89 1/16        73 5/16        0.49
Fourth Quarter....................       95 3/4         81 3/4         0.49
1999
First Quarter.....................       90 1/2         79 7/8         0.49
Second Quarter....................       91 3/16        81 3/16        0.49
Third Quarter.....................       85             75 5/16        0.54
Fourth Quarter....................       87 3/4         66             0.54
2000
First Quarter (through March 22,
2000).............................       67 5/16        54 1/16        0.54

                                                                   Dividends
            Comerica                    High        Low            per Share
            --------                    ----        ---            ---------
(CUSIP 200340107)
1997
First Quarter....................        42             34 37/64       0.286667
Second Quarter...................        46 37/64       36 1/4         0.286667
Third Quarter....................        52 43/64       45 27/64       0.286667
Fourth Quarter...................        61 7/8         51 51/64       0.286667
1998
First Quarter....................        71 35/64       55 35/64       0.32
Second Quarter...................        71 5/16        62 5/8         0.32
Third Quarter....................        71 3/8         52 1/4         0.32
Fourth Quarter...................        68 1/2         50 1/8         0.32
1999
First Quarter....................        69 3/4         60 1/16        0.36
Second Quarter...................        66 1/16        57 5/8         0.36
Third Quarter....................        61             48 1/8         0.36
Fourth Quarter...................        60 15/16       44 15/16       0.36
2000
First Quarter (through March 22,
2000)............................         45            33 13/16       0.40


                              Historical prices have been adjusted for a 3-for-2 stock split of the common stock of Comerica Incorporated, which became effective in the second quarter of 1998.

                                                                     Dividends
           Wells Fargo                     High          Low         per Share
           -----------                     ----          ---         ---------
(CUSIP 949746101)
1997
First Quarter....................        26 1/2         21 5/8         0.15
Second Quarter...................        29 7/16        22 3/8         0.15
Third Quarter....................        32             28 1/2         0.15
Fourth Quarter...................        38 7/8         31 1/16        0.165
1998
First Quarter....................        43 7/16        35 1/2         0.165
Second Quarter...................        43 1/8         34 1/4         0.165
Third Quarter....................        39 7/16        29 3/4         0.185
Fourth Quarter...................        40 7/16        31 5/8         0.185
1999
First Quarter....................        40 3/16        32 3/4         0.185
Second Quarter...................        44             36 11/16       0.20
Third Quarter....................        45 3/16        37 3/8         0.20
Fourth Quarter...................        49 1/4         38 7/8         0.20
2000
First Quarter (through March 22,
2000)............................        41 11/16       31 15/16       0.22


                              Historical prices have been adjusted for a 3-for-2 stock split of the common stock of Wells Fargo & Company, which became effective in the third quarter of 1997.

                              We make no representation as to the amount of dividends, if any, that the issuers of the Basket Stocks will pay in the future. In any event, as an owner of a Note, you will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

Use of Proceeds and Hedging...The net proceeds we receive from the sale of the
                              Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                              On or prior to the date of this pricing
                              supplement, we, through our subsidiaries and others, hedged our anticipated exposure in connection with the Notes by taking positions in the Basket Stocks and positions in other instruments in connection with such hedging. Such hedging was carried out in a manner designed to minimize any impact on the price of the Basket Stocks. Our purchase activity could potentially have increased the price of the Basket Stocks, and therefore effectively have increased the level to which the Basket Stocks must rise before you would receive an amount of the Basket Stocks worth as much or more than the accreted principal amount of your Notes on any Exchange Date or Call Date. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the Basket Stocks, options contracts on the Basket Stocks listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we have, or any of our affiliates has, engaged in or may engage in has had or will have a material impact on the price of the Basket Stocks we cannot give any assurance that we have not or will not affect such prices as a result of our hedging or trading activities.

Supplemental Information
Concerning
Plan of Distribution..........In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or the Basket Stocks. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Notes for its own account. In addition, to cover allotments or to stabilize the price of the Notes, the Agent may bid for, and purchase, the Notes or the Basket Stocks in the open market. See "Use of Proceeds and Hedging" above.

                              We have agreed to indemnify the Agent against certain liabilities under the Securities Act of 1933, as amended.

ERISA Matters for Pension
Plans And
Insurance Companies...........We and certain of our subsidiaries and affiliates, including MS & Co. and Dean Witter Reynolds Inc. ("DWR"), may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the prohibited transaction rules.

                              The acquisition of the Notes may be eligible for one of the exemptions noted below if such acquisition:

                              (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                              (b) (i) is made solely with assets of an insurance company pooled separate account and (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

                              (c) (i) is made solely with assets managed by a qualified professional asset manager and (ii) satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

                              (d) is made solely with assets of a governmental plan (as defined in Section 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

                              (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

                              (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

                              Under ERISA, assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should consider the possible implications of owning the Basket Stocks. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the Notes should consult with its legal counsel prior to such investment.

United States Federal
Taxation .....................The Notes are Optionally Exchangeable Notes and
                              investors should refer to the discussion under "United States Federal Taxation--Notes--Optionally Exchangeable Notes" in the accompanying prospectus supplement. In connection with the discussion thereunder, we have determined that the "comparable yield" is an annual rate of 7.48%, compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of the semi-annual coupons and an additional projected amount due at maturity, equal to $1,492.86.

                              The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of United States Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                                                       ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                          Dated:  [On or after April 30, 2000]

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: William Threadgill)

Dear Sirs:

               The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes, 2% Exchangeable Notes due March 30, 2007
(Exchangeable for Shares of Common Stock of Seven Financial Institutions (the "Basket Stocks")) of Morgan Stanley Dean Witter & Co. (CUSIP No. 617446DT3) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that this notice is received prior to 11:00 a.m. New York City time on the earliest of (i) the last scheduled Trading Day prior to March 30, 2007, (ii) the fourth scheduled Trading Day immediately preceding the Call Date and (iii) in the event of a call for cash, the last scheduled Trading Day prior to the Company Notice Date, the Exchange Right as described in Pricing Supplement No. 55 dated March 23, 2000 (the "Pricing Supplement") to the Prospectus Supplement dated May 6, 1999 and the Prospectus dated May 5, 1999 related to Registration Statement No. 333-75289. Terms not defined herein have the meanings given to such terms in the Pricing Supplement.
Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley Dean Witter & Co. will deliver, at its sole option, shares of the Basket Stocks or cash 3 business days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

                                         Very truly yours,


                                         ______________________________
                                         [Name of Holder]


                                         By:___________________________
                                            [Title]


                                         ______________________________
                                         [Fax No.]


                                         $_____________________________
                                          Principal Amount of Notes
                                          surrendered for exchange
Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY DEAN WITTER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:___________________________________________
       Title:

Date and time of acknowledgment_______________